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                       [ZIONS BANCORPORATION LETTERHEAD]

                                 PRESS RELEASE



                       * * * FOR IMMEDIATE RELEASE * * *


FOR: ZIONS BANCORPORATION                       ZIONS BANCORPORATION
Kennecott Building                              Contact: Dale Gibbons
Salt Lake City, Utah                            1380 Kennecott Building
Harris H. Simmons                               Salt Lake City, Utah 84133
President/Chief Executive Officer               Tel: (801) 524-4787
                                                September 27, 1996


                              ZIONS BANCORPORATION
                   ADOPTS SHAREHOLDER PROTECTION RIGHTS PLAN

        Salt Lake City, September 27, 1996 -- The Board of Directors of Zions Bancorporation (the "Company") today adopted a Shareholder Protection Rights Plan and declared a dividend of one Right on each outstanding share of the Company's Common Stock. The dividend will be paid on October 25, 1996 to shareholders of record on October 11, 1996.

        The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. Rather, it was adopted to deter abusive takeover tactics that can be used to deprive shareholders of the full value of their investment.

        Until it is announced that a person or group has acquired 10% or more of the Company's Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 10% or more of the Company's Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter, separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $360.00.

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ZIONS BANCORPORATION
Press Release - Page 2
September 27, 1996


        Upon announcement that any person or group has become an Acquiring Person, then 10 days thereafter (or such earlier or later date as the Board may decide) (the "Flip-in Date") each Right (other than Rights beneficially owned by any Acquiring Person or transferees thereof, which Rights become void) will entitle its holder to purchase, for the exercise price, a number of shares of the Company's Common Stock or Participating Preferred Stock having a market value of twice the exercise price.

        Also, if after an Acquiring Person controls the Company's Board of Directors, the Company is involved in a merger or sells more than 50% of its assets or earning power (or has entered an agreement to do any of the foregoing) and, in the case of a merger, the Acquiring Person will receive different treatment than all other shareholders or the Person with whom the merger occurs is the Acquiring Person or a person affiliated or associated with the Acquiring Person, each Right will entitle its holder to purchase, for the exercise price, a number of shares of common stock of the Acquiring Person having a market value of twice the exercise price. If any person or group acquires between 10% and 50% of the Company's Common Stock, the Company's Board of Directors may, at its option, exchange one share of the Company's Common Stock for each Right.

        The Rights may be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

        Harris H. Simmons, President and Chief Executive Officer of the Company, stated that "the Rights Plan is not intended to and will not prevent a takeover of the Company at a full and fair price. However, the Rights may cause substantial dilution to a person or group that acquires 10% or more of the Common Stock unless the

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ZIONS BANCORPORATION
Press Release - Page 3
September 27, 1996


Rights are first redeemed by the Board of Directors of the Company. Nevertheless, the Rights should not interfere with a transaction that is in the best interests of the Company and its shareholders because the Rights can be redeemed prior to a triggering event.

        "The Rights Plan does not in any way weaken the Company's financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or its shareholders and will not change the way in which the Company's shares are traded."

        A letter to shareholders regarding the Rights Plan and a Summary of certain terms of the Rights Plan will be mailed to shareholders.

        Zions Bancorporation operates full-service banking offices throughout Utah, Arizona, and Nevada through its Zions Bank, National Bank of Arizona, and Nevada State Bank subsidiaries. It also offers a comprehensive array of investment, mortgage, and insurance services and is a recognized leader in providing innovative financing solutions for small businesses nationwide. Zions Bancorporation's common shares are traded on the NASDAQ market under the symbol "ZION."